APPLICATION TO STRIKE FROM LISTING AND REGISTRATION

Name of Issuer:
Millbrook Press, Inc. (the "Company")

Class of Securities:
Common stock $.01 Par Value

Reasons for proposed withdrawal from listing and registration:

Pursuant to Chapter XXVII, paragraph 2260, section 1 of the Rules of the Boston Stock Exchange, Inc. (the
"Exchange"), the Exchange is filing for delisting of the common stock of the Company due to its failure to maintain mandatory requirements for continued listing.
Specifically, the Company filed a Form 15 to deregister from the 1934 Act, entered bankruptcy and failed to file financial reports.

The following is a chronology of events leading up to
the Exchange's request to withdraw the common stock of
the Company from listing and registration. On November 24, 2004 the Exchange contacted Mr. David Allen, President and CEO of the Company, to discuss the filing of the
Form 15, bankruptcy filing and failure to file
financial reports.   Mr. Allen indicated that the Company
was attempting to re-establish itself and could potentially be eligible for relisting but he understood that it would be delisted in the interim.The Exchange sent a notice to
Mr. Allen on November 24, 2004 confirming the prior discussion and indicating that such suspension and
delisting would occur.   Mr. Allen confirmed receipt
of the notice.

Based on the foregoing, it is proposed to remove the common stock from listing and registration effective ten days after the filing of the Form 25 with the Commission.

BOSTON STOCK EXCHANGE, INCORPORATED

Date:	June 26, 2006

By: ____________________________
Anthony K. Stankiewicz, Esq.
VP, CGO